Exhibit 10.36

[Koppers Industries, Inc. Letterhead]

August 18, 2000

Dr. David Whittle

Vice President, Koppers Europe

KOPPERS UK LIMITED

Meridian House

Normanby Road

Scunthorpe

North Lincolnshire DN15 8QX

UNITED KINGDOM

Dear David:

This letter is to confirm our recent conversation regarding your compensation, management incentive participation, and general terms of employment as vice president and general manager of Koppers Europe.

Effective August 1, 2000 your annual base salary will be increased to f131,000 pounds sterling. Your performance will be reviewed on an annual basis and future salary adjustments will be reviewed each April 1 commencing April 1, 2001.

For the 2000 program, we will establish an incentive plan for you based on Koppers Europe’s EBIT performance as measured against the EBIT program of $3.1 million (U.S.) for the period June 1, 2000 through December 31, 2000. In order to earn an incentive payment under this plan, actual EBIT performance must exceed the programmed EBIT. At 110% of EBIT program, your incentive earnings will equal 10% of your salary, at 120% of EBIT program, your incentive earnings will equal 20% of your salary, and at 130% or higher of EBIT performance your incentive earnings will equal 30% of your annual salary. For 2001, an incentive plan will be implemented based on a percentage of EBIT in excess of a charge for capital employed in the division.

In addition to these changes in compensation, if the company should ever terminate your employment for any reason other than gross misconduct, you shall be given twelve (12) months notice of termination or, at the company’s option, pay in lieu of notice.

In exchange for the terms of employment outlined in this letter, you agree to an immediate termination of the service agreement you entered into with Bitmac Limited on March 31, 1989 as amended on September 14, 1999 and also agree to withdraw your letter of resignation dated September 14, 1999 indicating your desire to resign your position on March 31, 2004.

Dr. David Whittle

Incentive Compensation

August 18, 2000

Page - 2 -

I hope that this covers all of the issues we discussed. If you are in agreement with these new terms and conditions of employment, please sign and return a copy of this letter for our file.

I look forward to working with you as you build a successful Koppers Europe.

Sincerely,

/s/ Walter W. Turner
Walter W. Turner

T/k

Accepted:	/s/ Dr. David Whittle	Date: 6/9/00
Dr. David Whittle